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FOR IMMEDIATE RELEASE	Investor Relations Sharon Latham 402-548-4207
GOVERNMENT PROPERTIES TRUST, INC.TO EXPLORE
STRATEGIC ALTERNATIVES
- Company Engages Financial Advisor -
OMAHA, Neb.—May 22, 2006—Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, today announced that its Board of Directors has engaged Wachovia Capital Markets, LLC as the Company’s exclusive financial advisor to assist in evaluating various alternatives that may be available to the Company.
The Company and its advisor will evaluate the existing business plan and explore the opportunities, tactical options and strategic alternatives available to the Company to enhance shareholder value. This includes, but is not limited to, enhancing and further executing the existing business plan, a recapitalization of the Company, strategic acquisitions, the combination or merger of the Company with another entity, the sale of some or all of its assets or the possible sale of the Company.
In making the announcement, the Company stated that there can be no assurance that the exploration of alternatives will result in a transaction. The Company does not intend to disclose interim developments with respect to the exploration of alternatives.
About Government Properties Trust, Inc.
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The Company is located at 13625 California Street, Suite 310, Omaha, NE 68154.

This press release contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various considerations and possible implementation of the alternatives available to the Company of, as well as the risks discussed from time to time in our SEC filings.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
For additional information, please visit the Government Properties Trust, Inc. Web site at www.gptrust.com
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